Exhibit 99.1
1 Fountain Square Chattanooga, TN 37402 www.unum.com

news		FOR IMMEDIATE RELEASE
Contacts
	MEDIA	Kelly Spencer 423-294-4508 Toll free: 866-750-8686 Kspencer2@unum.com

Unum promotes Bagley, Pashley, and Waxenberg to SVP roles

CHATTANOOGA, Tenn. (Feb. 17, 2017) - Unum (NYSE:UNM) has promoted William Bagley to senior vice president and chief supply officer; Cherie Pashley to senior vice president of Tax and Treasury; and Danny Waxenberg to senior vice president and chief accounting officer.

Since joining Unum in 2012, Bagley has led transformation of the company’s procurement and supplier management processes. As head of procurement operations, his accountabilities have expanded to include Corporate Real Estate, Document Management Operations, Corporate Aviation, and the External Partner Center of Excellence. Prior to joining Unum in 2012, Bagley held senior leadership positions with Philips Healthcare, Agilent Technologies and Hewlett Packard. He has nearly 28 years in procurement operations and supply management.

Pashley joined Unum in 2013 and brings over 17 years of tax accounting experience to her role. During her tenure at Unum, she has led the tax organization with responsibility for global tax strategies and compliance, and has been instrumental in implementing process and tax efficiencies. Prior to joining Unum, Pashley was a tax director at PricewaterhouseCoopers, where she focused on large multinational companies in the financial services industry.

In his new role, Waxenberg will be responsible for all accounting, reporting and financial planning and analysis functions. With over 20 years of experience in finance and accounting, Waxenberg brings a wealth of financial and technical expertise to this role. He joined Unum in 2002 and has held a variety of progressive leadership roles, including financial controller for Unum UK. Most recently, Waxenberg has led the global financial planning and analysis team with responsibility for the internal reporting of financial results as well as developing global financial plans.

Bagley, Pashley, and Waxenberg are based at Unum’s corporate headquarters in Chattanooga.

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UNUM IS A REGISTERED TRADEMARK AND MARKETING BRAND OF UNUM GROUP AND ITS INSURING SUBSIDIARIES.

ABOUT UNUM

Unum Group (www.unum.com) is a leading provider of financial protection benefits in the United States and the United Kingdom. Its primary businesses are Unum US, Colonial Life, Starmount and Unum UK. Unum’s portfolio includes disability, life, accident and critical illness, dental and vision coverage, which help protect millions of working people and their families in the event of an illness or injury. The company reported revenues of $11 billion in 2016, and provided $6.9 billion in benefits.

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UNUM IS A REGISTERED TRADEMARK AND MARKETING BRAND OF UNUM GROUP AND ITS INSURING SUBSIDIARIES.